Bank of the Ozarks, Inc. Announces Record First Quarter Earnings


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 10, 2003--Bank of the Ozarks, Inc. (NASDAQ:OZRK) today announced record earnings for the quarter ended March 31, 2003. Net income for the quarter was $4,475,000, a 44.6% increase over net income of $3,094,000 for the first quarter of 2002. Diluted earnings per share were $0.56 for the first quarter of 2003 compared to $0.40 for the first quarter of 2002, an increase of 40.0%.
    The Company's annualized returns on average assets and average stockholders' equity for the first quarter of 2003 were 1.73% and 24.30%, respectively, compared with 1.46% and 21.87%, respectively, for the comparable quarter in 2002.
    Loans were $732 million at March 31, 2003, compared to $617 million at March 31, 2002, an increase of 18.6%. Deposits were $865 million at March 31, 2003, compared to $676 million at March 31, 2002, an increase of 28.0%. Total assets were $1.089 billion at March 31, 2003, a 25.6% increase from $867 million at March 31, 2002.
    Stockholders' equity increased 31.4% from $58.3 million at March 31, 2002, to $76.7 million at March 31, 2003, resulting in book value per share increasing 27.0% from $7.71 to $9.79. The Company's ratio of common equity to assets increased from 6.73% as of March 31, 2002 to 7.04% as of March 31, 2003.
    In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, "Our first quarter results are an excellent start to the year. We have achieved nine consecutive quarters of record net income and earnings per share, and we have reported record net income in 23 of the last 25 quarters. Our results were especially gratifying in light of the sluggish economic conditions currently affecting much of the nation. During the quarter our team continued to do an excellent job implementing our growth and de novo branching strategy."

    NET INTEREST INCOME

    Net interest income for the first quarter of 2003 increased 20.8% to $11,274,000 compared to $9,334,000 for the first quarter of 2002. The Company has now achieved eight consecutive quarters of record net interest income. Net interest margin, on a fully taxable equivalent basis, was 4.81% in the first quarter of 2003 compared to 4.78% in the first quarter of 2002, an increase of 3 basis points. The Company's net interest margin for the quarter just ended was unchanged from 4.81% in the fourth quarter of 2002.

    NON-INTEREST INCOME AND EXPENSE

    Non-interest income for the first quarter of 2003 was $3,522,000 compared with $2,192,000 for the first quarter of 2002, a 60.7% increase. During last year's first quarter the Company's non-interest income was reduced by $217,000 of securities losses. Without these losses, non-interest income for the quarter just ended would have increased 46.2% from the first quarter of 2002. During the first quarter of 2003, the Company had income from bank owned life insurance purchased in the fourth quarter of 2002 and continued to benefit from a high level of mortgage lending activity.
    Non-interest expense for the first quarter of 2003 was $6,754,000 compared with $5,636,000 for the first quarter of 2002, an increase of 19.8%. The Company's efficiency ratio for the quarter ended March 31, 2003 improved to 45.1% compared to 48.3% for the first quarter of 2002. The Company's efficiency ratio for the first quarter of 2003 was its best since becoming a public company in 1997 and the seventh consecutive quarter in which the ratio has been below 50%.
    Mr. Gleason stated, "Our growth and de novo branching strategy necessarily entails growth in overhead as we routinely add new offices and staff. Our goal is to achieve an even faster rate of revenue growth. Although our overhead expenses increased 19.8% during the past twelve months, our net interest income increased 20.8% and our non-interest income increased 60.7%, allowing us to achieve the record efficiency ratio of 45.1%."

    ASSET QUALITY, CHARGE-OFFS AND RESERVES

    Nonperforming loans as a percent of total loans were 0.27% at March 31, 2003 compared to 0.22% as of March 31, 2002. Nonperforming assets as a percent of total assets were 0.21% as of March 31, 2003, compared to 0.22% as of March 31, 2002. The Company's ratio of loans past due 30 days or more, including past due non-accrual loans, to total loans was 0.77% at March 31, 2003 compared to 0.79% at March 31, 2002.
    The Company's annualized net charge-off ratio for the first quarter of 2003 was 0.32% compared to 0.20% for the first quarter of 2002.
    In commenting on the Company's asset quality ratios, Mr. Gleason stated, "Our ratios of nonperforming loans and assets, past dues and net charge-offs continued to be very favorable for the quarter just ended. Our strong emphasis on credit quality is evident in these ratios."
    The Company's allowance for loan losses increased to $11.1 million at March 31, 2003, or 1.52% of total loans, compared to $9.0 million, or 1.45% of total loans, at March 31, 2002. The increase in the allowance for loan losses in recent quarters reflects the Company's cautious outlook regarding the current uncertainty about economic conditions as well as the change in the mix and size of the Company's loan portfolio. As of March 31, 2003, the Company's allowance for loan losses equaled 569% of its total nonperforming loans.

    GROWTH AND EXPANSION

    On March 11, 2003 the Company announced the signing of a definitive agreement to acquire RVB Bancshares, Inc. ("RVB") which owns River Valley Bank in Russellville, Arkansas. As of December 31, 2002 RVB had $54 million in assets, $45 million in loans and $49 million in deposits. The Company is paying 1.75 times RVB's December 31, 2002 equity, or approximately 14.6 times last year's earnings. Subject to RVB shareholder and regulatory approval and other conditions, the transaction is expected to close in the second quarter of 2003.
    In February the Company opened a loan production office focusing on suburban markets in the north Dallas, Texas area. This office will concentrate primarily on originating residential mortgage loans for resale on a non-recourse basis in the secondary market. The office will also originate construction, development and other loans. In addition the Company opened a loan production office in Russellville, Arkansas in February. The Russellville LPO will be replaced with the RVB office being acquired or a planned branch expected to open later in 2003.

    The Company expects to continue its growth and de novo branching strategy in 2003 by opening approximately six to eight new banking offices. The Company's 2003 expansion plans include four previously announced offices expected to open in the second quarter. These are a third Conway office which opened in early April, a second Bryant office expected to open in April, a seventh Little Rock office expected to open in May and a temporary office in Cabot expected to open in April. The temporary Cabot facility will be replaced with a permanent facility expected to open later this year. The Company has also received regulatory approvals and purchased sites for two additional offices to be opened in 2003. These include an office in Russellville and a third Fort Smith office, both of which are expected to open in the second half of the year. Opening new offices is subject to availability of suitable sites, hiring qualified personnel, obtaining regulatory approvals and other conditions and contingencies.

    CONFERENCE CALL

    Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Friday, April 11, 2003. The call will be available live or in recorded version on the Company's website www.bankozarks.com under "Investor Relations" or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company's website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 9570112. The telephone playback will be available through April 30, 2003 and the website recording of the call will be available for 12 months.

    GENERAL

    This release contains forward looking statements regarding the Company's plans, expectations and outlook for the future and future events including statements regarding the opening of new offices, the prospects for growth and profitability of such offices and the acquisition of RVB and its prospects. Actual results may differ materially from those projected in such forward looking statements, due, among other things, to continued interest rate changes, competitive factors, general economic conditions, including the current economic slow down, and their effects on the credit worthiness of borrowers and collateral values, the ability to attract new deposits and loans, delays in identifying and opening satisfactory sites, delays in or inability to obtain required RVB shareholder or regulatory approvals, as well as, other factors identified in this press release or in Management's Discussion and Analysis under the caption "Forward Looking Information" contained in the Company's 2002 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
    Bank of the Ozarks, Inc. trades on the NASDAQ National Market under the symbol "OZRK". The Company owns a state chartered subsidiary bank that conducts banking operations through 34 offices in 22 communities throughout northern, western and central Arkansas and loan production offices in Maumelle and Russellville, Arkansas, Charlotte, North Carolina and Frisco, Texas. The Company may be contacted at
(501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811.
The Company's website is: www.bankozarks.com.

                       Bank of the Ozarks, Inc.
                 Selected Consolidated Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited

                                               Quarters Ended
                                                 March 31,
                                      --------------------------------
                                         2003       2002     % Change
                                      ----------- ---------- ---------
Income statement data:
--------------------------------------
 Net interest income                  $   11,274  $   9,334      20.8%
 Provision for possible loan losses          750        550      36.4
 Non-interest income                       3,522      2,192      60.7
 Non-interest expenses                     6,754      5,636      19.8
 Distribution on trust preferred
  securities                                 396        397         -
 Net income to common shareholders         4,475      3,094      44.6

Common stock data:(a)
--------------------------------------
 Net income per share - diluted       $     0.56  $    0.40      40.0%
 Net income per share - basic               0.57       0.41      39.0
 Cash dividends per share                   0.10       0.06      66.7
 Book value per share                       9.79       7.71      27.0
 Diluted shares outstanding                7,993      7,726
 End of period shares outstanding          7,834      7,568

Balance sheet data at period end:
--------------------------------------
 Total assets                         $1,089,203  $ 867,223      25.6%
 Total loans                             731,586    616,695      18.6
 Allowance for loan losses                11,124      8,963      24.1
 Total investment securities             247,639    194,656      27.2
 Goodwill - net of amortization            1,808      1,808         -
 Other intangibles - net of
  amortization                               825        977     (15.6)
 Total deposits                          864,870    675,644      28.0
 Repurchase agreements with customers     35,892     17,570     104.3
 Other borrowings                         88,611     92,866      (4.6)
 Stockholders' equity                     76,681     58,346      31.4
 Loan to deposit ratio                     84.59%     91.28%

Selected ratios:
--------------------------------------
 Return on average assets (b)               1.73%      1.46%
 Return on average stockholders'
  equity (b)                               24.30      21.87
 Average equity to total average
  assets                                    7.11       6.65
 Net interest margin - FTE (b)              4.81       4.78
 Overhead ratio (b)                         2.61       2.65
 Efficiency ratio                          45.10      48.32
 Allowance for possible loan
  losses to total loans                     1.52       1.45
 Nonperforming loans to total loans         0.27       0.22
 Nonperforming assets to total assets       0.21       0.22
 Net charge-offs to average loans, net
  of unearned income (b)                     0.32       0.20

Other information:
--------------------------------------
 Non-accrual loans                    $    1,955  $   1,353
 Accruing loans - 90 days past due             -          -
 ORE and repossessions                       373        547

(a) Prior year data adjusted to give effect to 2-for-1 stock split on June 17, 2002
(b) Ratios annualized based on actual days

                       Bank of the Ozarks, Inc.
                 Supplemental Quarterly Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited

                                           6/30/01  9/30/01  12/31/01
                                           -------- -------- ---------
Earnings Summary:
-------------------------------------------
 Net interest income                        $6,929   $7,825    $8,939
 Federal tax (FTE) adjustment                  217      187       145
                                           -------- -------- ---------
 Net interest margin (FTE)                   7,146    8,012     9,084
 Loan loss provision                          (658)    (910)   (1,479)
 Non-interest income                         1,920    1,737     2,039
 Non-interest expense                       (4,746)  (4,816)   (5,171)
                                           -------- -------- ---------
 Pretax income (FTE)                         3,662    4,023     4,473
 FTE adjustment                               (217)    (187)     (145)
 Provision for taxes                          (835)  (1,138)   (1,348)
 Distribution on trust preferred
  securities                                  (397)    (397)     (397)
                                           -------- -------- ---------
   Net income                               $2,213   $2,301    $2,583
                                           ======== ======== =========

 Earnings per share - diluted (a)            $0.29    $0.30     $0.34

Non-interest Income Detail:
-------------------------------------------
 Trust income                                 $174     $142      $116
 Service charges on deposit
  accounts                                     919      979     1,035
 Mortgage lending income                       516      410       647
 Gain (loss) on sale of assets                   2       19        (9)
 Security gains (losses)                         6      (16)       51
 Bank owned life insurance income                -        -         -
 Other                                         303      203       199
                                           -------- -------- ---------
   Total non-interest income                $1,920   $1,737    $2,039

Non-interest Expense Detail:
-------------------------------------------
 Salaries and employee benefits             $2,582   $2,716    $2,894
 Net occupancy expense                         783      792       795
 Other operating expenses                    1,321    1,247     1,422
 Goodwill charges                               22       23        22
 Amortization of other
  intangibles - pretax                          38       38        38
                                           -------- -------- ---------
   Total non-interest expense               $4,746   $4,816    $5,171

Allowance for Loan Losses:
-------------------------------------------
 Balance beginning of period                $6,740   $7,139    $7,754
 Net charge offs                              (259)    (295)     (521)
 Loan loss provision                           658      910     1,479
                                           -------- -------- ---------
   Balance at end of period                 $7,139   $7,754    $8,712

Selected Ratios:
-------------------------------------------
 Net interest margin - FTE (b)                3.86%    4.35%     4.62%
 Overhead expense ratio (b)                   2.37     2.41      2.43
 Efficiency ratio                            52.35    49.40     46.49
 Nonperforming loans to total loans           0.30     0.21      0.29
 Nonperforming assets to total assets         0.37     0.27      0.28
 Loans past due 30 days or more, including
  past due non-accrual loans, to total
  loans                                       0.77     0.74      0.72



                         3/31/02  6/30/02  9/30/02  12/31/02  3/31/03
                         -------- -------- -------- --------- --------
Earnings Summary:
-------------------------
 Net interest income      $9,334  $10,194  $10,851   $11,093  $11,274
 Federal tax (FTE)
  adjustment                 138       95       95       114      180
                         -------- -------- -------- --------- --------
 Net interest margin
  (FTE)                    9,472   10,289   10,946    11,207   11,454
 Loan loss provision        (550)    (945)  (1,080)   (1,085)    (750)
 Non-interest income       2,192    2,709    2,958     3,782    3,522
 Non-interest expense     (5,636)  (6,058)  (6,382)   (6,839)  (6,754)
                         -------- -------- -------- --------- --------
 Pretax income (FTE)       5,478    5,995    6,442     7,065    7,472
 FTE adjustment             (138)     (95)     (95)     (114)    (180)
 Provision for taxes      (1,849)  (2,068)  (2,254)   (2,374)  (2,421)
 Distribution on trust
  preferred securities      (397)    (397)    (397)     (396)    (396)
                         -------- -------- -------- --------- --------
  Net income              $3,094   $3,435   $3,696    $4,181   $4,475
                         ======== ======== ======== ========= ========

 Earnings per share -
  diluted (a)              $0.40    $0.44    $0.47     $0.53    $0.56

Non-interest Income Detail:
---------------------------
 Trust income               $162     $163     $177      $227     $237
 Service charges on
  deposit accounts         1,505    1,806    1,770     1,859    1,674
 Mortgage lending income     494      498      734     1,197    1,042
 Gain (loss) on sale of
  assets                       9       21        8         4       11
 Security gains (losses)    (217)       -        -         -        -
 Bank owned life
  insurance income             -        -        -       236      284
 Other                       239      221      269       259      274
                         -------- -------- -------- --------- --------
   Total non-interest
    income                $2,192   $2,709   $2,958    $3,782   $3,522

Non-interest Expense Detail:
----------------------------
 Salaries and employee
  benefits                $3,202   $3,461   $3,653    $4,078   $4,068
 Net occupancy expense       859      878      872       887      994
 Other operating expenses  1,537    1,681    1,819     1,836    1,654
 Goodwill charges              -        -        -         -        -
 Amortization of other
  intangibles - pretax        38       38       38        38       38
                         -------- -------- -------- --------- --------
   Total non-interest
    expense               $5,636   $6,058   $6,382    $6,839   $6,754

Allowance for Loan Losses:
--------------------------
 Balance beginning of
  period                  $8,712   $8,963   $9,649   $10,308  $10,936
 Net charge offs            (299)    (259)    (421)     (457)    (562)
 Loan loss provision         550      945    1,080     1,085      750
                         -------- -------- -------- --------- --------
   Balance at end of
    period                $8,963   $9,649  $10,308   $10,936  $11,124

Selected Ratios:
-------------------------
 Net interest margin -
  FTE (b)                   4.78%    4.97%    4.96%     4.81%    4.81%
 Overhead expense
  ratio (b)                 2.65     2.73     2.72      2.71     2.61
 Efficiency ratio          48.32    46.60    45.90     45.63    45.10
 Nonperforming loans to
  total loans               0.22     0.37     0.39      0.31     0.27
 Nonperforming assets to
  total assets              0.22     0.31     0.34      0.24     0.21
 Loans past due 30 days
  or more, including past
  due non-accrual loans,
  to total loans            0.79     0.69     0.83      0.75     0.77


(a) Data prior to the second quarter of 2002 has been adjusted to give effect to 2-for-1 stock split on June 17, 2002

(b) Annualized

                       Bank of the Ozarks, Inc.
     Average Consolidated Balance Sheet and Net Interest Analysis
                        (Dollars in Thousands)
                               Unaudited

                                               First Quarter Ended
                                                 March 31, 2003
                                           ---------------------------
                                             Average   Income/  Yield/
                                             Balance   Expense   Rate
                                           ----------- -------- ------
   ASSETS
Earnings assets:
 Interest bearing deposits and federal
  funds sold                               $      590  $     8   5.45%
 Investment securities:
  Taxable                                     224,846    2,902   5.24
  Tax-exempt - FTE                             23,633      432   7.40
 Loans - FTE                                  717,552   12,721   7.19
                                           ----------- --------
    Total earnings assets                     966,621   16,063   6.74
Non-earning assets                             83,264
                                           -----------
    Total assets                           $1,049,885
                                           ==========

  LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Deposits:
  Savings and interest bearing transaction  $  312,476  $ 1,037  1.35%
  Time deposits of $100,000 or more            231,791    1,203  2.10
  Other time deposits                          177,977    1,071  2.44
                                            ----------- --------
    Total interest bearing deposits            722,244    3,311  1.86
 Repurchase agreements with customers           22,816       65  1.15
 Other borrowings                              123,261    1,233  4.06
                                            ----------- --------
    Total interest bearing liabilities         868,321    4,609  2.15
Non-interest bearing liabilities:
 Non-interest bearing deposits                  84,126
 Other non-interest bearing liabilities          5,510
                                            -----------
    Total liabilities                          957,957
Trust preferred securities                      17,250
Stockholders' equity                            74,678
                                            -----------
    Total liabilities and stockholders'
     equity                                 $1,049,885
                                            ===========
Interest rate spread - FTE                                       4.59%

                                                        --------
Net interest income - FTE                               $11,454
                                                        ========
Net interest margin - FTE                                        4.81%




    CONTACT: Bank of the Ozarks Inc., Little Rock
             Randy Oates, 501/978-2226